Exhibit 99.1

Newell Rubbermaid Reports Solid First Quarter 2013 Results

— Core Sales Growth of 2.5% (adjusted for 2012 SAP-related timing shift)

— Normalized EPS of $0.35, 9.4% ahead of Prior Year Quarter

— Reported Sales Decline of 0.8%; Reported EPS of $0.19

— Announces Plan to Divest Non-Strategic Businesses

ATLANTA, May 3, 2013 – Newell Rubbermaid (NYSE: NWL) today announced solid first quarter 2013 results.

“We’ve had a good start to the year and made further progress driving the Growth Game Plan into action,” said President and Chief Executive Officer Michael Polk. “Underlying financial results on our continuing business were solid, with particularly strong performances from our Commercial Products, Tools and Baby & Parenting operating segments. Core sales grew 2.5 percent when adjusted for last year’s European SAP-related timing shift and normalized EPS grew 9.4 percent to $0.35.”

Polk added, “The Growth Game Plan calls for a sharper set of portfolio choices to prioritize those businesses that have the greatest right to win. In that context, we have taken steps to strengthen our portfolio by initiating a process to sell our Hardware and Teach Platform businesses which together represented 2012 net sales of slightly more than $300 million. These are good businesses run by talented people but they do not fit with our strategy. The divestiture of these businesses will help to create a faster growing, higher margin and more focused portfolio, enabling us to drive accelerated performance.”

First Quarter Executive Summary

(Information presented for both current and prior year periods in this release has been restated to reflect discontinued operations classification for the company’s Hardware and Teach Platform businesses.)

•     First quarter 2013 net sales were $1.24 billion, a 0.8 percent decline versus prior year results.

•     Core sales, which exclude the impact of changes in foreign currency translation, grew 0.2 percent, or 2.5 percent when adjusted for the 2012 timing shift of approximately $28 million in sales from the second quarter to the first quarter related to the company’s European SAP conversion in 2012.

•     Normalized operating margin declined 40 basis points, compared with prior year results that included an 80 basis point favorable impact from the 2012 European SAP-related timing shift. Reported operating margin declined 200 basis points, due largely to increased restructuring costs and the mix impact of the European SAP-related timing shift.

•     Normalized diluted earnings per share were $0.35, a year-over-year increase of 9.4 percent due to a more favorable tax rate, lower interest expense and improved operating performance, partially offset by a comparison with prior year results that included a $0.03 benefit from the European SAP-related sales timing shift.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

•

Reported diluted earnings per share were $0.19 compared with $0.27 in the year-ago period, due largely to increased restructuring costs, a loss from discontinued operations, and a loss relating to the currency devaluation in Venezuela.

•	Operating cash flow was a use of $123.1 million, as compared with a use of $47.4 million in the prior year, largely due to an incremental voluntary $75 million pension contribution.

•	The company returned $78.3 million to shareholders through a dividend payout of $44.5 million and the repurchase of 1.4 million shares at a cost of $33.8 million.

•

The company’s Hardware and Teach Platform businesses (comprising the Bulldog®, Shurline®, Ashland® and Amerock® brands, the drapery hardware business, and Mimio®) have been classified as discontinued operations.

•

The company’s 2013 guidance is core sales growth in a range from 2 to 4 percent, normalized operating margin improvement of up to 20 basis points, normalized earnings per share of $1.78 to $1.84 and operating cash flow of $575 to $625 million.

First Quarter 2013 Operating Results

Net sales in the first quarter were $1.24 billion, a decline of 0.8 percent compared with the prior year. Core sales, which exclude 100 basis points of adverse foreign currency translation, grew 0.2 percent, or 2.5 percent if adjusted for the 2012 timing shift of approximately $28 million from the second quarter to the first quarter related to the company’s European SAP conversion.

Gross margin of 38.2 percent improved 110 basis points sequentially from the fourth quarter of 2012 and declined 80 basis points versus prior year. First quarter 2012 results included a significant mix benefit associated with the prior year European SAP pull forward while 2013 results included more robust programming in select categories.

Operating margin for the quarter was 7.9 percent, compared with 9.9 percent in the prior year, largely due to increased restructuring costs, as well as the factors mentioned above. First quarter reported operating income was $97.8 million versus $123.2 million in the prior year period.

Normalized operating margin was 11.2 percent, compared with 11.6 percent in the prior year. The decline was primarily attributable to an 80 basis point favorable impact of the SAP-related timing shift in the prior year partially offset by cost savings reflecting the benefits of Project Renewal initiatives.

Normalized operating income was $138.8 million compared with $145.3 million in the prior year period, with the decline reflective of a $13 million favorable impact of the SAP-related timing shift in the prior year. First quarter normalized operating income excludes $41.0 million of restructuring and restructuring-related costs incurred primarily in connection with Project Renewal, while in 2012 normalized operating income excluded $22.1 million of restructuring and restructuring-related costs.

The reported tax rate for the quarter was 9.1 percent compared with 24.2 percent in the prior year. The normalized tax rate was 16.5 percent compared with 23.7 percent in the prior year. The year-over-year change in the normalized tax rate was primarily driven by a net favorable discrete tax benefit of $8.3 million to record net international deferred tax assets.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Reported net income was $54.2 million, or $0.19 per diluted share, for the first quarter. This compares with $79.3 million, or $0.27 per diluted share, in the prior year.

Normalized net income was $102.1 million, compared with prior year normalized results of $95.7 million. Normalized diluted earnings per share of $0.35 increased 9.4 percent versus the prior year’s $0.32, attributable to improved operating performance, lower interest expense and a more favorable tax rate, partially offset by a comparison with first quarter 2012 results that included a benefit of approximately $0.03 related to the European SAP-related timing shift.

For the first quarter 2013, normalized diluted earnings per share exclude $0.12 per diluted share for restructuring and restructuring-related costs associated with Project Renewal, $0.02 per diluted share resulting from the currency devaluation in Venezuela, $0.02 per diluted share attributable to the resolution of tax contingencies, and a net loss (including impairments) from discontinued operations of $0.03 per diluted share. For the first quarter 2012, normalized diluted earnings per share exclude $0.06 per diluted share for restructuring and restructuring-related costs associated with the European Transformation Plan and Project Renewal. (A reconciliation of the “as reported” results to “normalized” results is included below.)

The company used $123.1 million for operating activities during the first quarter of 2013 compared with a use of $47.4 million in the comparable period last year. 2013 results included a voluntary $100 million pension contribution ($75 million more than in the first quarter of 2012). Capital expenditures were $33.6 million compared with $48.3 million in the prior year.

A reconciliation of the first quarter 2013 and 2012 results is as follows:

	Q1 2013*	Q1 2012*
Diluted earnings per share (as reported)	$0.19	$0.27
Restructuring and restructuring-related costs	0.12	0.06
Currency devaluation – Venezuela	0.02	—
Income tax contingencies	(0.02)	—
Loss from discontinued operations	0.03	—

Normalized EPS	$0.35	$0.32

* Totals may not add due to rounding

First Quarter 2013 Operating Segment Results

In connection with the reclassification of the Hardware and Teach Platform businesses to discontinued operations, the remaining Specialty segment businesses, comprising Dymo Office and Endicia, have been consolidated within the Writing segment, reflecting the new leadership responsibility for these businesses. Information presented for both current and prior year periods in this release has been restated to reflect this change.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Writing segment net sales for the first quarter were $340.6 million, a decline of 9.3 percent compared with the prior year quarter. Core sales declined 8.5 percent. If adjusted for the 2012 European SAP-related timing shift, the core sales decline was 4.5 percent. The decline reflects a comparison with the prior year pipeline build of Paper Mate® InkJoy® and related launch support, overall softness in the office superstore channel in the U.S. and a planned change to the company’s distributor model for the Fine Writing business in China which resulted in a reduction in sales, partially offset by solid double digit growth from Endicia. Operating income in Writing was $63.2 million, or 18.6 percent of sales, compared with $66.4 million, or 17.7 percent of sales, in the prior year. The improvement in operating margin was due to stronger productivity and planned spending reductions compared with last year’s Paper Mate InkJoy launch.

Home Solutions segment net sales for the first quarter were $338.9 million, a 3.7 percent increase compared with the prior year quarter. Core sales in the segment increased 3.9 percent. The solid growth was primarily driven by strong results from Rubbermaid®. Operating income in the Home Solutions segment was $34.1 million, or 10.1 percent of sales, as compared with $30.9 million, or 9.5 percent of sales, in the prior year. The improvement was primarily driven by increased sales volume and Project Renewal-related cost savings.

Tools segment net sales for the first quarter were $188.6 million, a 1.0 percent decline compared with the prior year quarter. Core sales growth was 0.7 percent. If adjusted for the 2012 European SAP-related timing shift, core sales increased 5.1 percent as a result of strong new product driven growth in Latin America from Irwin® and despite the absence of the 2012 early spring weather in the U.S. Operating income in the Tools segment was $18.7 million, or 9.9 percent of sales, compared with $28.7 million, or 15.1 percent of sales, in the prior year. The decline in margin was largely driven by input cost inflation and continued increased investments in strategic SG&A.

Commercial Products segment net sales for the first quarter were $183.1 million, a 4.4 percent increase compared with the prior year quarter. Core sales growth was 4.9 percent. If adjusted for the 2012 European SAP-related timing shift, core sales in the segment increased 6.1 percent. This strong result was delivered as a result of continued strong growth from Commercial Products in the Americas, including double-digit growth in Rubbermaid Healthcare. Operating income in the Commercial Products segment was $21.6 million, or 11.8 percent of sales, compared with $18.6 million, or 10.6 percent of sales, in the prior year. Strong productivity delivery coupled with Project Renewal-related reductions in structural SG&A expenses more than offset increased investments in emerging market selling capability.

Baby & Parenting segment net sales for the first quarter were $189.6 million, a 4.1 percent increase compared with the prior year quarter. Core sales growth was 6.4 percent. If adjusted for the 2012 European SAP-related timing shift, core sales in the segment increased 7.9 percent, driven by strong share gains by Graco® in North America and Aprica® in Japan. Operating income in the Baby & Parenting segment was $23.9 million, or 12.6 percent of sales, compared with $22.4 million, or 12.3 percent of sales, in the prior year.

Strategic Changes

The company announced its decision to pursue the sale of its Hardware and Teach Platform businesses. The divestiture of these businesses will create a faster growing, higher margin and more focused portfolio, enabling accelerated performance. The related results of operations of these businesses (comprising the Bulldog®, Shurline®, Ashland® and Amerock® brands, the drapery hardware business, and Mimio®) are reported as discontinued operations in the company’s financial statements.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

2013 Outlook

The company updated its guidance and key assumptions for the full year 2013 as follows:

•	Core sales increase of 2 to 4 percent;

•	Normalized operating margin improvement of up to 20 basis points;

•	Normalized EPS of $1.78 to $1.84, which now represents 6 to 10 percent growth versus last year’s normalized EPS of $1.67 (restated for discontinued operations); and

•	Operating cash flow of between $575 and $625 million.

The company’s 2013 normalized EPS guidance excludes between $90 and $110 million of restructuring and restructuring-related costs associated with Project Renewal. (A reconciliation to normalized results is included below.)

The company is on track to realize cumulative annualized cost savings of approximately $270 to $325 million by the second quarter of 2015 related to Project Renewal, with cumulative annualized savings of $90 to $100 million expected by the first half of 2013. The company intends to reinvest the majority of Project Renewal savings in the business to strengthen brand building and selling capabilities and accelerate growth.

The company’s operating cash flow guidance includes approximately $70 to $90 million in restructuring and restructuring-related cash payments. The company plans to fund capital expenditures of $175 to $200 million during the year.

A reconciliation of the 2013 earnings outlook is as follows:

FY 2013
Diluted earnings per share	$1.54 to $1.60
Restructuring and restructuring-related costs	$0.21 to $0.27
Currency devaluation—Venezuela	$0.02
Income tax contingencies	($0.02)
Loss (income) from discontinued operations	$0.01 to ($0.01)

Normalized EPS	$1.78 to $1.84

Conference Call

The company’s first quarter 2013 earnings conference call is scheduled for today, May 3, 2013, at 8:30 am ET. To listen to the webcast, use the link provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. The webcast will be recorded and made available for replay. A supporting slide presentation will be available under Quarterly Earnings in the Investor Relations section on the company’s Web site.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these measures—including those that are “non-GAAP financial measures”—and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that company management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales, as reflected in the Currency Analysis, is useful to investors because it demonstrates the effect of foreign currency translation on reported sales. The effect of foreign currency translation on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the difference in these two amounts being the change in core sales and the difference between the change in as reported sales and the change in core sales reported as the currency impact. The company believes that providing adjusted core sales excluding the impact of a timing shift related to the 2012 implementation of SAP in Europe is useful in that it helps investors understand underlying business trends. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income and “normalized” tax rates are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company’s management believes that “normalized” earnings per share, which excludes restructuring and restructuring-related charges and one-time events such as losses related to the extinguishments of debt, tax benefits and charges, impairment charges, discontinued operations and certain other items, is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance. The company uses both core sales and normalized earnings per share as two of the three performance criteria in its management cash bonus plan.

The company determined the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2012 sales of approximately $5.6 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell	David Doolittle
Vice President, Investor Relations	Vice President, Corporate Communications
+1 (770) 418-7723	+1 (770) 418-7519

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and restructuring-related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, and management’s plans, projections and objectives for future operations and performance. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believe,” “estimate” and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to successfully implement information technology solutions throughout our organization; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations and those factors listed in the company’s most recently filed Annual Report on Form 10-K and Item 1A therein, filed with the Securities and Exchange Commission.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Three Months Ended March 31,
	2013	2012	YOY % Change
Net sales	$1,240.8	$1,250.5	(0.8)%
Cost of products sold	767.2	762.5

GROSS MARGIN	473.6	488.0	(3.0)%
% of sales	38.2%	39.0%
Selling, general & administrative expenses	341.4	352.7	(3.2)%
% of sales	27.5%	28.2%
Restructuring costs	34.4	12.1

OPERATING INCOME	97.8	123.2	(20.6)%
% of sales	7.9%	9.9%
Nonoperating expenses:
Interest expense, net	14.6	20.2
Other expense (income), net	13.0	(0.3)

	27.6	19.9	38.7%

INCOME BEFORE INCOME TAXES	70.2	103.3	(32.0)%
% of sales	5.7%	8.3%
Income taxes	6.4	25.0	(74.4)%
Effective rate	9.1%	24.2%

NET INCOME FROM CONTINUING OPERATIONS	63.8	78.3	(18.5)%
% of sales	5.1%	6.3%
(Loss) income from discontinued operations, net of tax	(9.6)	1.0

NET INCOME	$54.2	$79.3	(31.7)%

	4.4%	6.3%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.22	$0.27
(Loss) income from discontinued operations	(0.03)	—
Net income	$0.19	$0.27
Diluted
Income from continuing operations	$0.22	$0.27
(Loss) income from discontinued operations	(0.03)	—
Net income	$0.19	$0.27
AVERAGE SHARES OUTSTANDING:
Basic	290.0	292.1
Diluted	293.1	294.7

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Three Months Ended March 31, 2013
	GAAP Measure	Restructuring and restructuring- related costs (1)	Charge resulting from the devaluation of the Venezuelan Bolivar (2)	Non-recurring tax items (3)	Discontinued operations (4)	Non-GAAP Measure
	Reported					Normalized*	Percentage of Sales
Selling, general & administrative expenses	$341.4	$(6.6)	$—	$—	$—	$334.8	27.0%
Operating income	$97.8	$41.0	$—	$—	$—	$138.8	11.2%
Nonoperating expenses	$27.6	$—	$(11.1)	$—	$—	$16.5
Income before income taxes	$70.2	$41.0	$11.1	$—	$—	$122.3
Income taxes (5)	$6.4	$4.9	$4.1	$4.8	$—	$20.2
Net income from continuing operations	$63.8	$36.1	$7.0	$(4.8)	$—	$102.1
Net income	$54.2	$36.1	$7.0	$(4.8)	$9.6	$102.1
Diluted earnings per share**	$0.19	$0.12	$0.02	$(0.02)	$0.03	$0.35

	Three Months Ended March 31, 2012
	GAAP Measure	Restructuring and restructuring- related costs (1)	Discontinued operations (4)	Non-GAAP Measure
	Reported			Normalized*	Percentage of Sales
Selling, general & administrative expenses	$352.7	$(10.0)	$—	$342.7	27.4%
Operating income	$123.2	$22.1	$—	$145.3	11.6%
Income before income taxes	$103.3	$22.1	$—	$125.4
Income taxes (5)	$25.0	$4.7	$—	$29.7
Net income from continuing operations	$78.3	$17.4	$—	$95.7
Net income	$79.3	$17.4	$(1.0)	$95.7
Diluted earnings per share**	$0.27	$0.06	$—	$0.32

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Totals may not add due to rounding.

(1)	Restructuring and restructuring-related charges during the three months ended March 31, 2013 include $6.6 million of organizational change implementation and restructuring-related costs and $34.4 million of restructuring costs incurred in connection with Project Renewal. Restructuring and restructuring-related charges during the three months ended March 31, 2012 include $10.0 million of restructuring-related costs and $12.1 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal.

(2)	During the three months ended March 31, 2013, the Company recognized a foreign exchange loss of $11.1 million resulting from the devaluation of the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(3)	During the three months ended March 31, 2013, the Company recognized a non-recurring income tax benefit of $4.8 million resulting from the resolution of various income tax contingencies.

(4)	During the three months ended March 31, 2013, the Company recognized a net loss, including impairments, of $9.6 million in discontinued operations relating to the operations of the Hardware and Teach businesses. During the three months ended March 31, 2012, the Company recognized net income of $1.0 million in discontinued operations relating to the operations of the Hardware and Teach businesses.

(5)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION, EXCLUDING EMEA SAP

CERTAIN LINE ITEMS

(in millions, except per share data)

	Three Months Ended March 31, 2012
	Non-GAAP Measure
	Normalized* (1)	Percentage of Sales	EMEA SAP Impact (2)	Normalized Adjusted	Percentage of Sales	Change Attributable to EMEA SAP Impact
Net sales	$1,250.5		$(28.2)	$1,222.3
Cost of products sold	$762.5		$(15.0)	$747.5
Gross margin	$488.0	39.0%	$(13.2)	$474.8	38.8%	0.2%
Selling, general & administrative expenses	$342.7	27.4%	$—	$342.7	28.0%	-0.6%
Operating income	$145.3	11.6%	$(13.2)	$132.1	10.8%	0.8%
Income before income taxes	$125.4		$(13.2)	$112.2
Income taxes	$29.7		$(3.2)	$26.5
Net income from continuing operations	$95.7		$(10.0)	$85.7
Net income	$95.7		$(10.0)	$85.7
Diluted earnings per share**	$0.32		$(0.03)	$0.29

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Totals may not add due to rounding.

(1)	See the reconciliation of reported results to normalized results for the three months ended March 31, 2012 for additional information regarding normalized results.

(2)	In contemplation of the EMEA SAP conversion on April 1, 2012, the Company communicated with key customers in Europe about their interest in accelerating orders to mitigate the risk of potential business disruption. The Company determined the impact of the timing shift related to its EMEA SAP conversion by tracking orders from customers that accelerated their normal order patterns as a result of the Company’s communications.

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions)

	March 31, 2013	March 31, 2012
Assets:
Cash and cash equivalents	$174.2	$190.1
Accounts receivable, net	1,021.3	942.2
Inventories, net	815.0	858.9
Deferred income taxes	155.4	156.4
Prepaid expenses and other	190.7	144.4

Total Current Assets	2,356.6	2,292.0
Property, plant and equipment, net	549.5	561.6
Goodwill	2,340.4	2,386.8
Other intangible assets, net	642.6	673.1
Other assets	308.1	375.3

Total Assets	$6,197.2	$6,288.8

Liabilities and Stockholders’ Equity:
Accounts payable	$570.1	$527.4
Accrued compensation	103.0	98.1
Other accrued liabilities	588.5	592.7
Short-term debt	411.8	496.9
Current portion of long-term debt	1.2	12.8

Total Current Liabilities	1,674.6	1,727.9
Long-term debt	1,699.6	1,803.4
Other noncurrent liabilities	834.4	806.7
Stockholders’ Equity - Parent	1,985.1	1,947.3
Stockholders’ Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders’ Equity	1,988.6	1,950.8

Total Liabilities and Stockholders’ Equity	$6,197.2	$6,288.8

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(in millions)

	Three Months Ended March 31,
	2013	2012
Operating Activities:
Net income	$54.2	$79.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	39.8	39.4
Impairments related to discontinued operations	12.4	—
Deferred income taxes	38.9	19.6
Stock-based compensation expense	9.4	9.4
Other, net	8.9	0.9
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	80.3	71.8
Inventories	(123.4)	(148.5)
Accounts payable	45.1	54.0
Accrued liabilities and other	(288.7)	(173.3)

Net cash used in operating activities	$(123.1)	$(47.4)

Investing Activities:
Acquisitions and acquisition-related activity	$—	$(3.7)
Capital expenditures	(33.6)	(48.3)
Proceeds from sales of noncurrent assets	—	10.0
Other	(0.3)	—

Net cash used in investing activities	$(33.9)	$(42.0)

Financing Activities:
Net short-term borrowings	$200.7	$392.7
Payments on debt	—	(250.3)
Repurchase and retirement of shares of common stock	(33.8)	(16.4)
Cash dividends	(44.5)	(24.2)
Excess tax benefits related to stock-based compensation	9.1	10.6
Other stock-based compensation activity, net	16.6	(6.5)

Net cash provided by financing activities	$148.1	$105.9

Currency rate effect on cash and cash equivalents	$(0.7)	$3.4

(Decrease) Increase in cash and cash equivalents	$(9.6)	$19.9
Cash and cash equivalents at beginning of period	183.8	170.2

Cash and cash equivalents at end of period	$174.2	$190.1

Newell Rubbermaid Inc.

Financial Worksheet - Segment Reporting

(In Millions)

	2013					2012
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q1:
Writing	$340.6	$63.2	$—	$63.2	18.6%	$375.6	$66.4	$—	$66.4	17.7%	$(35.0)	(9.3)%	$(3.2)	(4.8)%
Home Solutions	338.9	34.1	—	34.1	10.1%	326.7	30.9	—	30.9	9.5%	12.2	3.7%	3.2	10.4%
Tools	188.6	18.7	—	18.7	9.9%	190.6	28.7	—	28.7	15.1%	(2.0)	(1.0)%	(10.0)	(34.8)%
Commercial Products	183.1	21.6	—	21.6	11.8%	175.4	18.6	—	18.6	10.6%	7.7	4.4%	3.0	16.1%
Baby & Parenting	189.6	23.9	—	23.9	12.6%	182.2	22.4	—	22.4	12.3%	7.4	4.1%	1.5	6.7%
Restructuring Costs	—	(34.4)	34.4	—		—	(12.1)	12.1	—		—		—
Corporate	—	(29.3)	6.6	(22.7)		—	(31.7)	10.0	(21.7)		—		(1.0)	(4.6)%

Total	$1,240.8	$97.8	$41.0	$138.8	11.2%	$1,250.5	$123.2	$22.1	$145.3	11.6%	$(9.7)	(0.8)%	$(6.5)	(4.5)%

(1)	Excluded items consist of organizational change implementation, restructuring-related and restructuring costs. Organizational change implementation and restructuring-related costs of $6.6 million and restructuring costs of $34.4 million incurred during the three months ended March 31, 2013 relate to Project Renewal. Restructuring-related costs of $10.0 million and restructuring costs of $12.1 million during the three months ended March 31, 2012 relate to the European Transformation Plan and Project Renewal.

Newell Rubbermaid Inc.

Three Months Ended March 31, 2013

In Millions

Currency Analysis

By Segment

	As Reported			Core Sales (1)				Year-Over-Year (Decrease) Increase
	2013	2012	(Decrease) Increase	2013	2012	(Decrease) Increase	Currency Impact	Excluding Currency	Including Currency	Currency Impact
Writing	$340.6	$375.6	$(35.0)	$341.0	$372.8	$(31.8)	$(3.2)	(8.5)%	(9.3)%	(0.8)%
Home Solutions	338.9	326.7	12.2	339.3	326.7	12.6	(0.4)	3.9%	3.7%	(0.2)%
Tools	188.6	190.6	(2.0)	189.1	187.7	1.4	(3.4)	0.7%	(1.0)%	(1.7)%
Commercial Products	183.1	175.4	7.7	183.4	174.8	8.6	(0.9)	4.9%	4.4%	(0.5)%
Baby & Parenting	189.6	182.2	7.4	193.1	181.5	11.6	(4.2)	6.4%	4.1%	(2.3)%

Total Company	$1,240.8	$1,250.5	$(9.7)	$1,245.9	$1,243.5	$2.4	$(12.1)	0.2%	(0.8)%	(1.0)%

By Geography

United States	$818.9	$794.9	$24.0	$818.9	$794.9	$24.0	$—	3.0%	3.0%	0.0%
Canada	61.8	64.9	(3.1)	62.5	65.2	(2.7)	(0.4)	(4.1)%	(4.8)%	(0.7)%

Total North America	880.7	859.8	20.9	881.4	860.1	21.3	(0.4)	2.5%	2.4%	(0.1)%
Europe, Middle East and Africa	167.1	202.7	(35.6)	164.7	198.8	(34.1)	(1.5)	(17.2)%	(17.6)%	(0.4)%
Latin America	93.2	76.5	16.7	94.8	73.7	21.1	(4.4)	28.6%	21.8%	(6.8)%
Asia Pacific	99.8	111.5	(11.7)	105.0	110.9	(5.9)	(5.8)	(5.3)%	(10.5)%	(5.2)%

Total International	360.1	390.7	(30.6)	364.5	383.4	(18.9)	(11.7)	(4.9)%	(7.8)%	(2.9)%

Total Company	$1,240.8	$1,250.5	$(9.7)	$1,245.9	$1,243.5	$2.4	$(12.1)	0.2%	(0.8)%	(1.0)%

(1)	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”.

Newell Rubbermaid Inc.

Three Months Ended March 31, 2013

In Millions

Core Sales Excluding EMEA SAP

By Segment

	Core Sales (1)
	2013 (1)	2012 (1)	EMEA SAP Impact (2)	2012 excl. EMEA SAP	(Decrease) Increase	Core Sales excl. EMEA SAP
Writing	$341.0	$372.8	$(15.9)	$356.9	$(15.9)	(4.5)%
Home Solutions	339.3	326.7	—	326.7	12.6	3.9%
Tools	189.1	187.7	(7.8)	179.9	9.2	5.1%
Commercial Products	183.4	174.8	(2.0)	172.8	10.6	6.1%
Baby & Parenting	193.1	181.5	(2.5)	179.0	14.1	7.9%

Total Company	$1,245.9	$1,243.5	$(28.2)	$1,215.3	$30.6	2.5%

By Geography

United States	$818.9	$794.9	$—	$794.9	$24.0	3.0%
Canada	62.5	65.2	—	65.2	(2.7)	(4.1)%

Total North America	881.4	860.1	—	860.1	21.3	2.5%
Europe, Middle East and Africa	164.7	198.8	(28.2)	170.6	(5.9)	(3.5)%
Latin America	94.8	73.7	—	73.7	21.1	28.6%
Asia Pacific	105.0	110.9	—	110.9	(5.9)	(5.3)%

Total International	364.5	383.4	(28.2)	355.2	9.3	2.6%

Total Company	$1,245.9	$1,243.5	$(28.2)	$1,215.3	$30.6	2.5%

(1)	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the change reported as “Core Sales.” See separate reconciliation of “Core Sales” for additional information.

(2)	In contemplation of the EMEA SAP conversion on April 1, 2012, the Company communicated with key customers in Europe about their interest in accelerating orders to mitigate the risk of potential business disruption. The Company determined the impact of the timing shift related to its EMEA SAP conversion by tracking orders from customers that accelerated their normal order patterns as a result of the Company’s communications.